Appendix C –

CODE OF ETHICS

GENERAL PRINCIPLES

This Code of Ethics will set forth standards of conduct expected of Bullseye Asset Management LLC’s (“Bullseye”) personnel and address conflicts that arise from personal trading by personnel.  This Code of Ethics will address, among other things, personal trading, gifts, the prohibition against the use of inside information and other situations where there is a possibility for conflicts of interest.

The ethical culture of Bullseye is of critical importance and must be supported at the highest levels of our firm. This Code of Ethics is designed to:

•

Protect Bullseye’s clients by deterring misconduct;

•

Educate personnel regarding Bullseye’s expectations and the laws governing their conduct;

•

Remind personnel that they are in a position of trust and must act with complete propriety at all times;

•

Protect the reputation of Bullseye;

•

Guard against violation of the securities laws; and,

•

Establish procedures for personnel to follow so that Bullseye may determine whether its personnel are complying with Bullseye’s ethical principles.

SCOPE OF THE CODE

Honesty, integrity and professionalism are hallmarks of Bullseye.  Bullseye maintains the highest standards of ethics and conduct in all of its business relationships.  This Code of Business Conduct and Ethics covers a wide range of business practices and procedures and applies to all personnel in their conduct of the business and affairs of Bullseye.  The Code conforms with the requirements of the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940.

The activities of any officer, director or personnel of Bullseye will be governed by the following general principles: (1) honest and ethical conduct will be maintained in all personal securities transactions and such conduct will be in a manner that is consistent with the Code of Ethics thus avoiding or appropriately addressing any actual or potential conflict of interest or any abuse of a personnel’s position of trust and responsibility, (2) personnel shall not take inappropriate advantage of their positions with Bullseye, (3) personnel shall have a responsibility to maintain the confidentiality of the information concerning the identity of securities holdings and financial circumstances of all clients, and (4) independence in the investment decision-making process is paramount.

Failure to comply with this Code of Ethics may result in disciplinary action, including termination of positions within Bullseye.

A.

 Persons Covered by the Code

All access and supervised persons are subject to Bullseye’s Code of Ethics

If you are a “supervised person”1 or “access person”2 as defined in Rule 204A-1, or have been designated by the Chief Compliance Officer, you are required to comply with Bullseye’s Code of Ethics.  Any questions as to whether an individual is required to comply with Bullseye’s Code of Ethics should be directed to the Chief Compliance Officer.

All individuals listed who are “supervised persons” or “access persons”, and any individuals designated by the Chief Compliance Officer required to comply with Bullseye’s Code of Ethics are collectively referred to as “Code Persons.”

B.

 Securities Covered by the Code

“Reportable Security” typically means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Advisers Act.  The term “Reportable Security” is very broad and includes items you might not ordinarily think of as “securities,” such as but not limited to:

a.

Options on securities, on indexes and on currencies;

b.

All kinds of limited partnership interests;

c.

Foreign unit trusts and foreign mutual funds; and

d.

Private investment funds, hedge funds, and investment clubs;

Exceptions from the term “Reportable Security” as expressly excluded from the reporting requirements of Rule 204A-1 include:

•

Direct obligations of the U.S. government;

•

Banker’s acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•

Shares issued by money market funds;

•

Shares of open-end mutual funds that are registered under the Investment Company Act (mutual funds), and;

•

Shares issues by unit investment trusts that are invested exclusively in one or more open-

1 A supervised person includes the following:

Directors, officers and partners of Bullseye or other persons occupying a similar status or performing similar functions;

•

Employees of Bullseye; and

•

Persons who provide investment advice on behalf of Bullseye and are subject to Bullseye’s supervision and control.

2 An “access person” includes any supervised person who:

•

Has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund Bullseye serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940; or

•

Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

All directors, officers and partners are presumed to be “access persons.”

end funds, none of which are funds advised or sub-advised by Bullseye.

STANDARDS OF BUSINESS CONDUCT

Pursuant to Rule 204A-1, Bullseye is required to establish a standard of business conduct for its Code Persons.  This section sets forth those standards.

A.

Compliance with Laws and Regulations.  All Code Persons must comply with applicable federal securities laws.  Code Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•

To defraud such client in any manner;

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To mislead such client, including making a statement that omits material facts;

•

To engage in any act, practice or course of conduct which operates or would operate as fraud or deceit upon such client:

•

To engage in any manipulative practice with respect to such client; or

•

To engage in any manipulative practice with respect to securities, including price manipulation.

B.

Conflicts of Interest.  As a fiduciary, Bullseye and all Code Persons have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients.  With this duty, Bullseye and its Code Persons can achieve this obligation by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.  A “conflict of interest” may occur when a Code Person’s private interests may be inconsistent with the interests of Bullseye’s clients and/or his/her service to Bullseye.  Additionally, Code Persons must try to avoid situations that have even the appearance of conflict or impropriety.

1.

Conflicts Among Client Interests. Conflicts of interest may arise where Bullseye or its Code Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Code Persons).  Bullseye prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

2.

Competing with Client Trades.  Bullseye prohibits Code Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including purchasing or selling such securities.

C.

Insider Trading.  Code Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information.  Additionally, Bullseye’s Code Persons are prohibited from communicating material nonpublic information to others in violation of the law.  Bullseye has insider trading policies and procedures that can be found in the Insider Trading Policy - Appendix D of Bullseye’s Compliance Policy and Procedures Manual.  A brief discussion is included in this Code.

1.

Penalties.  Should a Code Person violate Bullseye’s insider trading policies and procedures, potential penalties may include, civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided criminal fines, and jail sentences.

2.

Material Nonpublic Information.  The SEC’s position is that the term “material nonpublic information” relates not only to issuers, but also to Bullseye’s securities recommendations and client securities holdings and transactions.

D.

Personal Securities Transactions.  Bullseye requires all Code Persons to strictly comply with Bullseye’s policies and procedures regarding personal securities transactions outside of Bullseye.  The following procedures are designed to assist Bullseye in detecting and preventing abusive sales practices.

1.

Initial Public Offerings – Prohibition.  Code Persons are prohibited from directly or indirectly acquiring beneficial ownership1 of any security in an initial public offering.

2.

Limited or Private Offerings – Pre-Clearance. Code Persons are prohibited from directly or indirectly acquiring beneficial ownership of any security in a limited or private offering, without the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason.

In determining whether to grant permission for such limited or private placement, the Chief Compliance Officer shall consider, among other things, whether such offering should be reserved for a client and whether such transaction is being offered to the person because of his or her position with Bullseye.

Any person who has received such permission shall be required to disclose such an investment when participating in any subsequent consideration of such security for purchase or sale by client of Bullseye, and that the decision to purchase or sell such security shall be made by persons with no personal, direct or indirect, interest in the security.

1 The term “beneficial ownership” as used in this Code of Ethics is to be interpreted by reference to Rule 16a-1 under the U.S. Securities Exchange Act of 1934, as amended.  Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. The term “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

Notwithstanding the fact that a Code Person has not purchased a security for his/her own account or the account of an immediate family member, if at any time a Code Person becomes aware that he or she has become a beneficial owner of a security in an initial public, limited or private offering (e.g., purchase by immediate family member), the Code Person shall promptly report such interest to the Chief Compliance Officer who shall determine the appropriate action, if any.

If you have any question as to whether a possible investment is an initial public offering or a limited or private placement, please consult with the Chief Compliance Officer

3.

7-Day Blackout Period.  With the exception of exchange traded funds (ETFs) and exchange traded notes (ETNs), no Code Person may purchase or sell any Reportable Security within the three (3) calendar days immediately before or after a calendar day on which any client account managed by Bullseye purchases or sells that Reportable Security (or any closely related security, such as an option or a related convertible or exchangeable security), unless the Code Person had no actual knowledge that the reportable security (or any closely related security) was being considered for purchase or sale for any client account.  If any such transaction occurs, Bullseye will normally require any profits from the transaction to be disgorged for donation by Bullseye to charity.  Note that the total blackout period is 7 calendar days (three calendar days before and three calendar days after).  Code Persons may trade alongside clients, as long as the Code Person received the same price as the clients.

4.

Restricted List.  Bullseye maintains a list of restricted securities.  Code Persons are prohibited from purchasing or selling those securities while they are on the restricted list without approval of the Chief Compliance Officer, unless the Code Person is trading at the same time and price as Bullseye’s clients or trading an ETF or ETN.

5.

Prohibition on Participation in Investment Clubs. Code Persons are prohibited from participating in or making investments with or through any investment club or similar association or entity except with the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason.  If you have any doubt or uncertainty as to whether a particular association or entity is an Investment Club, you should ask the Chief Compliance Officer before you become in any way involved with the association or entity.  Don't just guess at the answer.

Code Persons are prohibited from directly or indirectly advising or causing any immediate family member (i.e., any relative by blood or marriage living in the Code Person’s household) to engage in conduct the Code Person is prohibited from engaging in under Bullseye’s Code of Ethics.

NOTE:

Portfolio Managers and Research Analysts:  It sometimes happens that a Code Person (e.g., one who is responsible for making investment recommendations or final investment decisions for client accounts -- a portfolio manager or research analyst) determines--within the three calendar days after the day he or she has purchased or sold for his or her own account a Reportable Security that was not, to the Code Person’s knowledge, then under consideration for purchase by any client account--that it would be desirable for client accounts as to which the Code Person is responsible for making investment decisions to purchase or sell the same Reportable Security (or a closely related security).  In this situation, the Code Person MUST put the clients' interests first and promptly make the investment recommendation or decision in the clients' interest, rather than delaying the recommendation or decision for clients until after the third day following the day of the transaction for the Code Person’s own account to avoid a possible conflict with the blackout provisions of this Code.

E.       Gifts and Entertainment.  Code Persons should not accept gifts, favors, entertainment,

special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.    Similarly, a Code Person should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Bullseye or the Code Person.

1.

Gifts. No Code Person may receive any gift, service or other thing of more than de minimis value from any person or entity that does business with or on behalf of Bullseye.  No Code Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of Bullseye.  Any gift that is given or received that exceeds $1000 must have pre-approval from the Chief Compliance Officer.  Gifts, other than cash, given in connection with special occasions (e.g., promotions, retirements, weddings), of reasonable value are permissible.

2.

Cash.  No Code Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of Bullseye.  This includes cash equivalents such as gift certificates, bonds, securities, or other items that may be readily converted to cash.

3.

Entertainment. No Code Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Bullseye.  Code Persons may provide or accept a business entertainment event, such as dinner, a sporting event, golf outings, etc. provided that such activities involve no more than customary amenities.

F.

Confidentiality.  All Code Persons of Bullseye shall exercise care in maintaining the confidentiality of any confidential information, except where disclosure is authorized or legally mandated.  Confidential information includes non-public information, the identity of security holdings and financial circumstances of clients.

1.  Firm Duties.  Bullseye will keep all information about clients (including former clients) in strict confidence, including client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by Bullseye or its vendors.

2.

Code Persons’ Duties.  Bullseye strictly prohibits Code Persons from disclosing to persons outside Bullseye any material nonpublic information about any client, the securities investments made by Bullseye on behalf of the client, information about contemplated securities transactions, or information regarding Bullseye’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

3.

Internal Walls.  Bullseye prohibits Code Persons from disclosing nonpublic information concerning clients or securities transactions to any other person within Bullseye, except as required for legitimate business purposes.

4.

Physical Security.  Firm files containing material nonpublic information will be sealed and/or locked when not being used or accessed and access to computer files containing such information is restricted to certain User ID codes.

5.

Regulation S-P.  Bullseye maintains policies and procedures in compliance with Regulation S-P.  For specific procedures and policies these documents should be reviewed and understood.  Bullseye requires that all Code Persons comply with Bullseye’s privacy policy.  NOTE:  Regulation S-P covers only a subset of Bullseye’s confidentiality standards.  Regulation S-P applies only to natural persons and only to personal information.  Bullseye’s fiduciary duty to keep client information confidential extends to all of Bullseye’s clients and information.

G.

Service of Board of Directors.  Service on Boards of publicly traded companies should be limited to a small number of instances.  However, such service may be undertaken after advanced written notice and approval from the Chief Compliance Officer.  Code Persons serving as Directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

H.

Other Outside Activities.  All Code Persons must report outside business activities upon employment at Bullseye, prior to engaging in any outside business activity whether or not such activity requires prior approval, and on an annual basis.  (See Outside Business Activity Form).

a.

Executorships.  Bullseye discourages acceptance of executorships by Code Persons of Bullseye.  However, business considerations and family relationships may make it desirable to accept executorships under certain circumstances.  In all cases, it is necessary for the individual to have authorization from the Chief Compliance Officer to act as an executor.  All such existing or prospective relationships should be reported in writing to the Chief Compliance Officer.

b.

Custodianships and Powers of Attorney.  It is expected that most custodianships and powers of Attorney will be for minors or other members of the immediate family.  These will be considered as automatically authorized and do not require approval from Bullseye.  However, approval of Bullseye is required for all other custodianships.  Entrustment with a Power of Attorney to execute securities transactions on behalf of another requires prior approval from the Chief Compliance Officer.

c.

Disclosure.  Regardless of whether an activity is specifically addressed in this Code, Code Persons are required to disclose any personal interest that might present a conflict of interest or harm the reputation of Bullseye.

I.

Marketing and Promotional Activities.  The Code Persons of Bullseye are reminded that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

COMPLIANCE PROCEDURES

A.

Personal Securities Transaction Procedures and Reporting.

1.

General Policy/ Preclearance.

It is the general policy of Bullseye to allow Code Persons to buy or sell all other securities, subject to the preclearance requirements and the prohibitions listed above.

Code Persons are required preclearance for all securities on Bullseye’s restricted list and Code Persons are required to notify the Chief Compliance Officer for ALL Reportable Securities, except the following:

a.

Purchases or sales over which a code Person has no direct or indirect influence or control;

b.

Purchases or sales pursuant to an automatic investment plan;

c.

Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

d.

Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

e.

Open end investment company shares except when advised or sub-advised by Bullseye

f.

Certain closed-end index funds

g.

Unit investment trusts;

h.

Exchange traded funds that are based on a broad-based securities index;

i.

Futures and options on currencies or on a broad-based securities index; or

j.

Other non-volitional events, such as assignment of options or exercise of an option at expiration.

k.

The Code Person is trading alongside clients and receives the same price as clients.

l.

The Code Person is trading ETFs or ETNs.

Any violation may require the Code person to obtain preclearance on all reportable securities.

2.

Pre-Clearance Procedures.

The pre-clearance requirements and associated procedures are designed to identify any prohibition or limitation applicable to a proposed investment.  Pre-clearance procedures include the following:

•

Code Persons must submit detailed information about the proposed transaction and any additional information as requested by the Chief Compliance Officer.

•

All information must be submitted within before the proposed transaction.

•

The Chief Compliance Officer or other designated person shall authorize/ deny the requested transaction.

•

Documentation of the transaction, the approval/ denial of and rational supporting the decision shall be maintained for at least five years after the end of the fiscal year in which the approval was granted.

The Chief Compliance Officer may deny or revoke a preclearance request for any reason.  In no event will preclearance be granted for any transaction if Bullseye has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).  Furthermore, in no event will preclearance be granted for any transaction if the purchase or sale of such security is inconsistent with the purposes of this Code of Ethics, the Investment Company Act of 1940 or the Advisers Act.  If approved, preclearance is valid only for the day on which it is granted and the following (1) business day.  The Chief Executive Officer shall authorize/ deny preclearance requests of the Chief Compliance Officer or other person that authorizes transactions.

A duplicate confirmation will be obtained and checked against the file of pre-clearance approvals.

3.

Reporting Requirements.

Bullseye requires Code Persons to submit to the Chief Compliance Officer a report of all holdings in Reportable Securities which the Code Person has a direct or indirect beneficial ownership as defined by Rule 204A-1, within 10 days of becoming a Code Person and thereafter on an annual basis.

For the purposes of personal securities reporting requirements, a Code Person’s holdings include the holdings of a Code Person’s immediate family (including any relative by blood or marriage living in the Code Person’s household), and holdings in any account in which the Code Person has direct or indirect beneficial ownership, such as a trust.

The holdings report must include: (a) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Code Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Code Person maintains an account in which any securities are held for the Code Person’s direct or indirect benefit; (c) the date the report was submitted; (d) the specific account numbers or identifiers in the holdings report.

4.

Quarterly Transaction Reports.

All Code Persons must submit to the Chief Compliance Officer transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in Reportable Securities during the quarter.

For the purposes of quarterly transaction reports, a Code Person’s transactions include the transactions of a Code Person’s immediate family (including any relative by blood or marriage living in the Code Person’s household), and transactions in any account in which the Code Person has direct or indirect beneficial ownership, such as a trust.

The report must include: (a) the date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and principal amount of each reportable security involved; (b) the nature of the transaction (e.g., purchase or sale); (c) the price of the security at which the transaction was effected: (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date the report is submitted.

5.

Confidentiality of Reports.

All reports provided by Code Persons concerning their transactions and holdings will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies.

6.

Reporting Exemptions.

Under the rule, Code Persons are not required to submit: (a) any report with respect to securities held in accounts over which the Code Person has no direct or indirect influence or control; (b) a transaction report with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans; (c) a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Bullseye holds in its records.  The confirmations or statements must be received no later than 30 days after the end of the applicable calendar quarter.

7.

Duplicate Brokerage Confirmations and Statements.

Bullseye requires each Code Person to disclose the broker/dealers in which the Code Person maintains accounts.  The Code Person shall direct their brokers to provide to the Chief Compliance Officer or other designated compliance official, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.  Code Persons may use such duplicate brokerage confirmation and account statements in lieu of submitting holdings and transaction reports, provided that all required information is contained in those confirmations and statements.

8.

Monitoring of Personal Securities Transactions.

Bullseye will review personal securities transactions and holdings reports periodically.  Bullseye has developed these procedures:

•

Bullseye designates the Chief Compliance Officer to review and monitor personal securities transactions and trading patterns of Code Persons (“Reviewer”).

•

Bullseye designates the Chief Investment Officer to review and monitor the personal securities transactions of the Reviewer and for taking the responsibility of the Reviewer in the Reviewer’s absence.

•

Should the Reviewer become aware of potential violations of the code, a written report explaining the potential violations and the supporting documents will be presented to the Chief Executive Officer.

The Reviewer shall follow these steps in reviewing personal securities holdings and transactions reports:

•

Assess whether Code Person has followed required internal procedures, such as pre-clearance;

•

Compare personal trading to any restricted lists;

•

Assess whether the Code Person is trading for his or her own account in the same securities Bullseye is trading for clients; and if so, whether the clients are receiving terms as favorable as the Code Person takes for him or herself;

•

Periodically analyze the Code Person’s trading for patterns that may indicate abuse, including market timing; and,

•

Investigate any substantial disparities between the percentage of trades that are profitable when the Code Person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

B.

Certification of Compliance

1.

Initial Certification.  Bullseye requires all Code Persons to certify in writing that they have: (a) received, read and understood the amendments to the Code; (b) read and understood all provisions of the Code; and (c) agreed to comply with the terms of the Code.

2.

Acknowledgement of Amendments. All amendments to Bullseye’s Code of Ethics will be provided to Code Persons and Code Persons will submit written acknowledgement that they have received, read, and understood the amendments to the Code.

3.

Annual Certification.  All Code Persons shall annually certify that they have read, understood, and complied with the Code of Ethics.  In addition, Code Persons shall annually certify that the Code Person has submitted the reports required by the Code and has not engaged in any prohibited conduct.  If a Code Person is unable to make such representation, Bullseye shall require the person to self-report any violations.

RECORDKEEPING

Bullseye will maintain the following records in a readily accessible place:

•

A copy of each Code that has been in effect at any time during the past five years;

•

A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•

A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Code Person;

•

Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation statements submitted in lieu of these reports;

•

A list of the names of person who are currently, or within the past five years were, Code Persons;

•

A record of any decision, and supporting reasons for approving, the acquisition of securities by a Code Person in private or limited offerings for at least five years after the end of the fiscal year in which approval was granted.

FORM ADV DISCLOSURE

Bullseye shall include in Form ADV, Part 2A or similar document, a summary of Bullseye’s Code and shall state that Bullseye will provide a copy of the Code to any client or prospective client upon request.

ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.

Training and Education.  The Chief Compliance Officer, or a designated person, shall be responsible for training and educating Code Persons regarding the Code.  Such training shall occur periodically and all Code Persons are required to attend any training sessions or read any applicable materials.

B.

Annual Review.  The Chief Compliance Officer shall review at least annually the adequacy of the code and the effectiveness of its implementation.

C.

Report to Senior Management.  The Chief Compliance Officer shall report to senior management the annual review of the Code and bring material violations to their attention.

D.

Reporting Violations.  All Code Persons shall report violations of Bullseye’s Code of Ethics promptly to the Chief Compliance Officer or other appropriate personnel designated in the Code.

1.

Confidentiality.  All reports of violations shall be treated confidentially to the extent permitted by laws and investigated promptly and appropriately.

2.

Alternate Designee.  The alternate person to whom personnel may report violations in case the Chief Compliance Officer or other primary designee is involved in the violation or is unreachable is the Chief Executive Officer.

3.

Types of Reporting.  Examples of the types of reporting required under this Code include: noncompliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of Bullseye’s business; material misstatements in regulatory filings, internal books and records, clients records or reports; activity that is harmful to client and deviations from required controls and procedures that safeguard clients and Bullseye.

4.

Apparent Violations.  Code Persons shall report “apparent” or “suspected” violations in addition to actual or known violations of the code.

5.

Retaliation.  Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

E.

Sanctions. Code Persons that violate the Code may be subject to disciplinary action that a designated person or group (e.g. Chief Compliance Officer, Chief Executive Officer) deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment.  In addition to sanctions, violations may result in referral to governmental or self-regulatory authorities when appropriate.

F.

Further Information Regarding the Code. Should a Code Person require additional information about the Code or have any other ethics-related questions, they should contact the Chief Compliance Officer.